Exhibit 10.1

PLANTATION GOLF COURSE LEASE

THIS LEASE (the “Lease”) is made and entered into effective March 27, 2009 (the (Effective Date”), by and between TY MANAGEMENT CORPORATION, a Hawaii corporation, whose address is c/o Carlsmith Ball LLP, One Maui Plaza, Suite 400, Wailuku, Hawaii 96793-1086 (“Lessor”), and KAPALUA PLANTATION GOLF LLC, a Hawaii limited liability company, whose address is P.O. Box 187, Kahului, Hawaii  96733-6687, (“Lessee”);

In consideration of the agreements hereinafter set forth, Lessor and Lessee do hereby agree as follows:

1.                                       Premises.  Lessor does hereby demise and let unto Lessee, and Lessee does hereby lease and hire from Lessor, that certain real property more particularly described on Exhibit A attached hereto and incorporated herein by reference commonly known as the “Kapalua Plantation Golf Course”, together with all buildings and other improvements located thereon, and any rights, easements or appurtenances belonging to the same or held and enjoyed in connection therewith, subject, however, to the encumbrances set forth in said Exhibit A (hereinafter collectively called the “Premises” or the “Golf Course”).

2.                                       Term.  This Lease shall be for a term of two (2) years (the “Term”) commencing on March 27, 2009 (the “Commencement Date”) and ending on March 31, 2011 (the “Termination Date”), unless such term shall be sooner terminated as hereinafter provided.

3.                                       Quiet Enjoyment.  Upon payment by Lessee of the rent, additional payments and all other charges to be borne by Lessee as set forth in this Lease, and upon Lessee’s observance and performance of all of the terms, covenants and conditions hereinafter contained, Lessee shall peaceably and quietly enjoy the Premises for the term hereof without hindrance or interruption by Lessor or any other persons lawfully claiming by, through or under Lessor, except as expressly provided in this Lease.

4.                                       Rent.  Lessee shall pay to Lessor at its address set forth above in legal tender of the United States of America, without any deduction, notice or demand except as otherwise set forth herein, an annual net rent of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00) in monthly installments of $333,333.00 each payable in advance on the first (1st) day of each month during the Term prorated for partial months.  If the monthly rent payment is not received prior to the tenth (10th) of any month, or any other charge or additional rent due hereunder shall not be received when due, then a late fee in the amount of five percent (5%) of the amount due which shall be due Lessor from Lessee within ten (10) days of written demand therefore.

5.                                       Additional Payments and Expenses To Be Borne By Lessee.  In addition to the monthly rent set forth herein, Lessee shall pay the following:

a.                                       Real Property Taxes and Assessments.  Lessee will pay directly to the taxing authority before delinquency, all real property taxes and assessments of every description assessed against the Premises that Lessor or Lessee in respect thereof may be assessed or become liable, whether assessed to or payable by Lessor or Lessee, during the term of this Lease, pro rated for periods prior to the Commencement Date and as of the Termination Date.

b.                                      Utility Charges and Service.  Lessee will pay, before delinquency, all charges for potable water, irrigation water, gas, sewer service, refuse collection, electricity, telephone, cable television, and other utility and similar charges arising from the use of the Premises.  Lessee acknowledges that sewage treatment for the clubhouse is provided through a sewage treatment plant (“STP”) located on a portion of the Premises and that Lessee shall be responsible for all costs of operating, maintaining and repairing the STP during the term of this Lease.  Unless caused by the gross negligence or willful misconduct of Lessor, Lessor shall not be responsible for any interruption or failure in the supply of any utilities to the Premises.

c.                                       Tax on Lease Payments.  In addition to the rents reserved above, Lessee shall pay to Lessor, as additional rent, together with each payment of rent or any other payment required hereunder which is subject to the State of Hawaii general excise tax on gross income, as it may be amended from time to time, or any successor or similar tax, an amount which, when added to such rental or other payment (currently 4.166% of each such payment), shall yield to the Lessor, after deduction of all such tax payable by Lessor with respect to all such rent and other payments, a net amount equal to that which Lessor would have realized from such payments had no such tax been imposed.

d.                                      Other Taxes.  Further Lessee shall be responsible for and shall pay before delinquency all municipal, state or county taxes assessed during the term of this Lease against it by reason of the conduct of its business in the Premises or with respect to personal property of any kind, owned by or placed in, upon or about the Premises by and/or at the expense of Lessee

e.                                       Security Deposit.  Lessee, contemporaneously with the execution of this Lease, has deposited with Lessor the sum of $333,333.00 to be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants and conditions of this Lease by Lessee to be kept and performed during the term hereof.  The security deposit may be commingled by Lessor with other funds of the Lessor and shall bear no interest.  If, at any time during the term of this Lease, any of the rent herein reserved shall be overdue and unpaid beyond applicable cure periods, or any other sum payable by Lessee to Lessor hereunder shall be overdue and unpaid beyond applicable cure periods, then Lessor may, at the option of Lessor (but Lessor shall not be required to) appropriate and apply any portion of said deposit to the payment of any such overdue rent or other sum.  In the event of the failure of Lessee to keep and perform any of the terms, covenants and conditions of this Lease to be kept and performed by Lessee beyond applicable cure periods, then at the option of Lessor said Lessor may appropriate and apply said entire deposit, or so much thereof as may be necessary, to compensate Lessor for all loss or damage sustained or suffered by Lessor due to such breach on the part of Lessee.  Should the entire deposit, or any portion thereof, be appropriated and applied by Lessor for the payment of overdue rent or other sums due and payable to Lessor by Lessee hereunder, then Lessee shall, upon the written demand of Lessee’s, forthwith remit to Lessor a sufficient amount in cash to restore said security to the amount held by Lessor prior to such appropriation and application and Lessee’s failure to do so within ten (10) days after receipt of such demand shall constitute a default hereunder entitling Lessor to immediately invoke the remedies set forth in paragraph 35, including the termination of this Lease.  Should Lessee comply with all of said terms, covenants and conditions and promptly pay all of the rentals herein provided for as the same fall due, and all other sums payable by Lessee to Lessor hereunder, the said deposit shall be returned in full to Lessee after Lessee shall have vacated the Premises at the end of the term of this Lease or upon the earlier termination of this Lease.  In the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Lessee, the security deposit shall be deemed to be applied first to payment of any rents and/or other charges due Lessor for all periods prior to the institution of such proceedings, and the balance, if any, of the security deposit may be retained by Lessor in partial liquidation of Lessor’s damages.  Lessor may transfer and/or deliver the security, as such, to any purchaser of Lessor’s interest in the Premises and thereupon Lessor shall be discharged from any further liability in reference thereto.

6.                                       Guaranty.  This Lease and the terms, provisions and obligations contained herein, including, without limitation, on completion of the Irrigation Work, will be guaranteed by Maui Land & Pineapple, Inc. a Hawaii corporation (“Guarantor”), pursuant to a guaranty agreement in the form attached hereto as Exhibit B.

7.                                       Acceptance Of Premises.

a.                                       Premises in “As Is, Where Is” Condition.  It is expressly understood and agreed that Lessor has not made any representation or warranty, express or implied, regarding any aspect of the Premises including, but not limited to, the implied warranties of merchantability, fitness for a particular purpose, suitability, habitability, quality, physical condition, value or profitability, and Lessor hereby disclaims any and all liability for any and all such representations and warranties.  Lessee agrees that it has examined and investigated the Premises prior to the execution of this Lease and that Lessee has relied solely upon such examinations and investigations in leasing the Premises.  Without limiting the generality of the foregoing, Lessee acknowledges that (x) it has made all inspections, investigations and analyses deemed necessary or appropriate to determine compliance by the Premises with all Hazardous Materials Laws that may apply to the Premises, and (y) Lessor has made no representation or warranty, express or implied, concerning the Premises’ compliance with Hazardous Materials Laws.  Lessee acknowledges and agrees that it is leasing the Premises in its “as is, where is” condition, with all faults, if any, and subject to termination rights described herein, that Lessee has assumed all risks regarding all aspects of the Premises, and the condition thereof, including, without limitation:  (i) the risk of any physical condition affecting the Premises including, without limitation, the existence of any Hazardous Materials, the existence of any soils conditions, or the existence of archeological or historical conditions on the Premises; (ii) the risk of any damage or loss to the Premises caused by any means including, without limitations, tsunami, flood, earthquake or volcanic eruption; and (iii) the risk of use, zoning, habitability, merchantability or quality of the Premises or the suitability of the Premises for its use.  Except as otherwise described herein, Lessee expressly releases Lessor from any and all liability and claims that it may have against Lessor, its successors and assigns with regard to Hazardous Materials presently existing or hereafter placed on the Premises, and Lessee hereby agrees to indemnify, defend and hold Lessor harmless from and against any and all claims and demands for loss or damage, including claims for personal injury, property damage or wrongful death, arising out of or in connection with a release by Lessee during the Term of Hazardous Materials in violation of Hazardous Materials Laws (collectively, “Lessee Hazmat Liability”).  Lessee shall not be responsible for any Hazardous Materials released in, on, under and about the Premises by Lessor (collectively “Lessor Hazmat Liability”).  Lessor shall be and remain liable for all, Lessor Hazmat Liability, on, under or about the Premises, and for all clean-up and remediation thereof.  Lessor shall and does hereby indemnify, defend and hold harmless Lessee and Lessee’s members, officers, directors, agents, employees and invitees from and against any and all claims, lawsuits, liabilities, costs, fees (including reasonable attorney’s fees) and expenses of every kind and nature relating to or rising from a Lessor Hazmat Liability.  The provisions of this paragraph 7 shall survive the termination of this Lease.

b.                                      Adjacent and Nearby Property Uses.  Lessee, for itself and any person or entity claiming by, through or under it, understands and acknowledges that the Premises are adjacent to or nearby lands used for the operation of a pineapple plantation and other agriculture related activities and such other uses as may be permitted by law on said lands, and that Lessee desired and sought the Premises with the understanding that the Premises may be affected by nuisance or hazards to persons and property from such operations and related activities.  Lessee covenants and agrees for itself, its permitted assigns, transferees, and any other party claiming by, through or under it that it assumes all such risks associated with such location and that it shall defend and hold Lessor harmless from any liability, claims or expenses, including attorneys’ fees, property damage, personal injury, or wrongful death arising from such operations and activities, and further covenants and agrees that the owners and occupants of such lands shall have the right, in the nature of an easement, to perpetually discharge, emit, diffuse, and inflict over and upon the Premises noise, smoke, soot, dust, lights, noxious vapors, odors, and other nuisances of every description arising from or incidental to the operation of the foregoing and other activities, subject only to zoning and other legal restrictions on use.

8.                                       Use; Continuation of Golf Course Operations By Lessee.  Prior to the date of this Lease, Lessee was the owner of the Premises and used the Premises for the operation of the 18-hole championship Kapalua Plantation Golf Course, including a clubhouse, pro shop, driving range, practice facilities and a subleased restaurant operation (the “Golf Course Operations”).  Lessee shall continue to use the Premises during the term hereof solely for the Golf Course Operations and for no other purpose without the prior written consent of Lessor, which consent may be withheld by Lessor in its sole discretion.  In connection with Lessee’s use and occupancy of the Premises, Lessee agrees as follows:

a.                                       Golf Course Standard.  So long as Lessor abides by all of its obligations hereunder, including Lessor’s obligation to make capital repairs and replacements,  and otherwise to perform the Lessor Work (defined below) Lessee shall operate the Golf Course in a manner that will ensure that the Golf Course would be reasonably considered by an independent person knowledgeable about the operation of resort golf courses in Hawaii to be among the top tier of resort golf courses open to public play on the Islands of Maui and Lanai (the “Golf Course Standard”).  The Golf Course’s compliance with the Golf Course Standard as of the date of this Lease may be evidenced by, among other things, the fact that the Golf Course is ranked by Golf Digest Magazine as one of America’s Greatest Resort Golf Courses, and as one of the top 75 Best Resort Courses in North America, and is currently recipient of Golf Course World’s Reader’s Choice Awards. Other Maui and Lanai golf courses which in addition to the Golf Course are agreed to meet the Golf Course Standard as of the date of this Lease are the Challenge at Manele, the Experience at Koele, the Royal Kaanapali and the Wailea Gold golf course.

b.                                      Golf Course Agreements.  Lessee shall, at Lessee’s sole cost and expense, observe and perform all of the Lessor’s obligations under (i) that certain Second Amended and Restated Golf Course Use Agreement, dated March 27, 2007, as amended, and that certain Signature Events Agreement, dated March 27, 2007 made by and among Maui Land & Pineapple, Inc. (“MLP”), W2005 Kapalua/Gengate Hotel Realty, L.L.C. and The Ritz-Carlton Hotel Company, L.L.C., (ii) that certain Management & Site Agreement dated June     , 2007 made by and between Kapalua Maui Charities, Inc. and MLP regarding the Mercedes-Benz Championship, (iii) Agreement for Water Delivery (Plantation Golf Course), dated March 27, 2009 made by and between MLP and Lessor, (iv) that certain Grant of Golf Course Facilities Easement, dated March 27, 2009 made by and between MLP and Lessor, (v) the easements and agreements listed in that certain Assignment of Easements and Agreements, dated March 27, 2009 made by Lessee in favor of Lessor, (vi) the Declaration of Covenants, Conditions and Restrictions (Plantation Course), dated March 27, 2009 made by MLP as Declarant, (vii) the contracts and agreements described in that certain Assignment and Assumption of Contracts, dated March 27, 2009 made by and between Lessee and Lessor, (viii) that certain Golf Course Use Agreement (Kapalua Club), dated March 27, 2009 between MLP and Lessor, (ix) that certain Nextel Site Agreement, dated November 10, 1999, as amended, and (x) that certain Grant of Reservoir, Waterline and Well Declarant Easement, dated March 27, 2009 made by and between MLP and Lessor.  During the term of this Lease, Lessee shall be entitled to all rents, reimbursements or other payments otherwise due Lessor under such agreements which shall be prorated for the periods prior to the Commencement Date and through the Termination Date based on the actual number of days in the respective months when such dates occur and the actual number of days elapsed.  Lessee shall have no right to amend the terms and conditions of any of the foregoing agreements or instruments without the prior written consent of Lessor, which consent may be withheld by Lessor in its sole discretion.

c.                                       Restaurant Sublease.  Lessee shall, at Lessee’s sole cost and expense, observe and perform all of the Lessor’s obligations as Landlord under that certain Restaurant Lease dated February 7, 1991, as amended and extended, with P.H.K., Inc., as Tenant (the “Restaurant Lease”).  During the term of this Lease, Lessee shall be entitled to all rents and other periodic charges payable by Tenant under the Restaurant Lease which shall be prorated for the periods prior to the Commencement Date and following the Termination Date based on the actual number of days in the respective months when such dates occur and the actual number of days elapsed.  Lessee shall have no right to amend the Restaurant Lease without the prior written consent of Lessor, which consent may be withheld by Lessor in its sole discretion.

d.                                      Declarations.  Lessee shall, at Lessee’s sole cost and expense, observe and perform all of the Lessor’s obligations, including payment obligations, under (i) the Amended and Restated Declaration of Covenants and Restrictions for the Kapalua Resort dated September 30, 1987, as amended from time to time, and (ii) the Plantation Estates Declaration of Covenants, Conditions and Restrictions dated April 6, 1990, as amended from time to time and (iii) the Declaration of Covenants, Conditions, & Restrictions (Plantation Course) dated concurrently herewith.  Any payment obligations of Lessor under such Declarations shall be prorated for periods prior to the Commencement Date and following the Termination Date based on the actual number of days in the respective billing periods when such dates occur and the actual number of days elapsed.

9.                                       Operational Plans and Reports.

a.                                       Annual Plans.  Lessee shall prepare and submit to Lessor for Lessor’s reasonable approval an annual plan for the operation of the Golf Course by Lessee, which plan shall include Lessee’s projected income and budgeted expenses for the year, including the number of rounds projected to be played during such year broken down by each guest or other category, the amount to be expended by Lessee during such quarter for the replacement of the Golf Course irrigation system, a schedule of the Lessor-approved capital improvements to be completed in such year and such other information as may be reasonably requested by Lessor.  The annual plan for calendar year 2009 will be submitted to Lessor by April 1, 2009 and thereafter not less than sixty (60) days prior to the start of each subsequent calendar year during the term of the Lease.  Along with each annual plan, Lessee shall also submit to Lessor a report on Lessee’s compliance with the Golf Course Standard described in paragraph 8(a) above.

b.                                      Quarterly Reports.  Within thirty (30) days of the end of each calendar quarter during the term of this Lease, Lessee shall provide Lessor with a written report showing the operating results for such quarter and year to date, including income and expenses, the number of golf rounds played, including paid rounds by each guest or other category, expenditures made for capital improvements approved by Lessor, the amount expended by Lessee for the replacement of the Golf Course irrigation system and such other information as Lessor may reasonably request.

10.                                 Golf Course Irrigation System.  Lessee shall, at its own cost and expense, but subject to the Lessee Irrigation System Cap (defined below), and the terms and provision set forth herein, complete the replacement and/or repair of the Golf Course irrigation system,  (the “Irrigation Work”), pursuant to plans and specifications approved by Lessor in its reasonable discretion.  Notwithstanding anything to the contrary contained herein, Lessee’s contribution to the cost of the Irrigation Work shall not exceed the total sum of Five Million Dollars ($5,000,000) (the “Lessee Irrigation System Cap”).  Lessee will provide to Lessor plans and specifications for the Irrigation Work (the “Irrigation Plans”) no later than ninety (90) days following the Effective Date.  Lessor will promptly review the Irrigation Plans and either approve or disapprove of the Irrigation Plans by delivery to Lessee of written notice.  If disapproved, the  parties will thereafter work in good faith to reach agreement on the Irrigation Plans.  Promptly following Lessor’s approval, Lessee will commence to provide all necessary governmental permits necessary to construct the Irrigation Work.  Lessee shall use commercially reasonable efforts, subject to force majeure delays and Lessor delays, to complete the Irrigation Work within eighteen (18) months (the “Construction Period”) of receipt by Lessee of (i) Lessor’s reasonable approval of the plans and specifications for the Irrigation Work and (ii) all necessary building permits.  Lessee will complete the Irrigation work in accordance with the approved plans and specifications, all laws and paragraphs 12, 13 and 15.  Lessee’s obligation to complete the Irrigation Work in accordance with the Irrigation Plans will survive expiration or earlier termination of this Lease.

11.                                 Other Improvements.  Lessee shall prepare and submit to Lessor for Lessor’s reasonable approval an annual capital improvements budget for the Golf Course Operations which shall take into account the level of capital expenditures made by Lessee for the Golf Course Operations during the three (3) calendar years prior to the Commencement Date.  The budget will be submitted to Lessor by April 1, 2009 for calendar year 2009 and thereafter not less than sixty (60) days prior to the start of each subsequent calendar year during the term of this Lease.  The capital improvement budgets prepared by Lessee shall stipulate which items are to be funded exclusively by Lessee (i.e. costs and expenses of the Irrigation Work up to the Lessee Irrigation System Cap) and those capital expenditures that constitute exclusively a Lessor expense.  Lessor shall have no obligation to approve line items in the capital improvement budget that exceed in the aggregate $342,500 annually. Lessor shall reimburse Lessee for amounts paid by Lessee to complete capital improvements included in the annual budgets approved by Lessor within thirty (30) days of Lessor’s receipt of Lessee’s written request for such reimbursements accompanied by such documentation as may be reasonably requested by Lessor to confirm that the capital improvements have been completed by Lessee free and clear of all liens for such work.  Any sums not paid by Lessor to Lessee within ten (10) days of written notice from Lessee that the same is past due shall bear interest from the date due until paid in full at the rate of twelve percent (12%) per year.

12.                                 Alterations and Improvements.

12.1                           Lessee Obligation.  Unless set forth in the annual plan, Lessee shall not make any alterations, improvements or additions in or to the Premises, nor make any repairs requiring any such alteration, improvements or additions, nor install any antennas, trade fixtures, exterior signs, interior or exterior lighting, plumbing fixtures, shade or awnings, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned.  As a prerequisite to any such consent, Lessee shall comply with and/or satisfy each of the following conditions unless any of such conditions or requirements shall be waived by Lessor in its sole discretion:

a.                                       Lessee shall obtain Lessor’s approval of Lessee’s construction contractor(s) and architect who shall be licensed in the State of Hawaii, and Lessee shall submit complete plans and specifications for such alterations, improvements or additions to the Lessor for Lessor’s prior written approval.

b.                                      Lessee, or its architect, shall, if plans and specifications are necessary, deliver to Lessor upon completion of construction a certification setting forth the total cost of such construction and certifying that such construction has been completed in compliance with the approved plans and specifications therefor.

c.                                       Lessee shall furnish Lessor with evidence that all governmental approvals necessary to commence construction have been obtained, including, without limiting the generality of the foregoing, a building and/or grading permit.  Any work, (which is not a Lessor responsibility) not acceptable to any governmental authority or agency having or exercising jurisdiction over such work shall be promptly replaced, at Lessee’s sole expense, notwithstanding any failure by Lessor to object to any such work, and Lessor shall have no responsibility therefor.

d.                                      In addition to any other insurance required under this Lease, during any construction Lessee and/or its contractor shall maintain such commercial general liability and other insurance policies as may be reasonably specified by Lessor, all of which policies shall be reasonably satisfactory to Lessor in form, content and amount of coverage, insuring Lessor, Lessee and such other parties as Lessor shall reasonably specify against loss or damage to third parties or their property from hazards normally insured against in the construction industry with respect to construction of the type to be undertaken by Lessee.  Lessee shall deliver to Lessor certificates of insurance certifying that such insurance is in full force and effect prior to commencing the construction of any alterations, additions or improvement on the Premises.

e.                                       Lessee shall reimburse Lessor for any expense actually incurred by Lessor by reason of repair or replacement of faulty work done by Lessee or its contractors.

f.                                         All work by Lessee shall be diligently and continuously pursued from the date of its commencement through its completion.  Upon substantial completion of any construction, Lessee shall publish a “Notice of Completion” as required under Section 507-43(f) of the Hawaii Revised Statutes and file an affidavit of publication of said Notice in the Office of the Clerk of the Circuit Court of the Second Circuit, State of Hawaii, and shall provide a certified “filed” stamped copy thereof to Lessor.

12.2                           Lessor Obligations.  Except as otherwise required in this Lease, any and all capital repairs and replacements approved by Lessor in accordance with Section 11, excluding the Irrigation Work up to the Lessee Irrigation System Cap, or required to comply with laws and legal requirements, will be made at the sole cost and expense of Lessor (“Lessor Work”).

13.                                 Protection Against Construction Liens.  Lessee shall promptly pay all contractors and materialmen, and shall keep the Premises free from any liens or encumbrances arising out of any work performed for Lessee, materials furnished for Lessee or obligations incurred by Lessee.  Lessee agrees to indemnify, defend and save the Lessor and the Premises harmless from and against any and all claims for mechanics’, materialmen’s or other liens in connection with any work by Lessee, except to the extent such claims are the result of Lessor’s failure to meet its funding obligations under this Lease, in which case Lessor agrees to indemnify, defend and save Lessee and the Premises harmless from and against any and all such claims and for any liens in connection with any Lessor Work.  If a mechanics’ or materialmen’s lien shall be filed against the Premises for, or purporting to be for, labor or material alleged to have been furnished or to be furnished to or for Lessee, Lessee shall bond against or discharge said lien within ten (10) days after the filing of the application for the lien.  If Lessee shall fail to bond against or discharge said lien as aforesaid, Lessor may pay the amount of such lien or discharge the same by deposit or by bonding against such lien.  In the event that Lessor shall discharge such lien as aforesaid, Lessor may require the lienor to prosecute an appropriate action to enforce such claim, and if said lienor shall prevail in its claim, Lessor may pay the judgment recovered thereon.  Any amount paid or expense incurred by Lessor pursuant to this paragraph 13 shall be paid by Lessee to Lessor upon demand, together with interest thereon from the date of payment by Lessor at the rate provided in paragraph 36 hereinbelow.

14.                                 Disclaimer.  Notwithstanding anything in this Lease contained to the contrary, neither Lessor’s approval nor the approval of any architect or engineer engaged by Lessor of any plans or specifications submitted to Lessor or such architect or engineer pursuant to the provisions of this Lease shall be deemed a warranty or other representation on Lessor’s part to any person that such plans or specifications or the improvements therein described are legal or structurally safe or sound.

15.                                 Alterations Belonging to Lessor.  All alterations, improvements and additions to the Premises shall remain for the benefit of the Lessor and shall not be removed unless otherwise consented to in writing by Lessor, and shall be presumed to become an integral part of said Premises.

16.                                 Waste; Compliance with Law.  Lessee will not make or suffer any waste or strip of the Premises.  Lessee will not use the Premises or suffer the same to be used for any purpose or purposes in violation of any condition or provision of this Lease, or of any law, ordinance or regulation of any public authority, or of any policy of insurance upon said Premises, or do or permit to be done any act which will occasion or constitute a ground for cancellation of any such insurance policy or for any increase in the rate of insurance on said Premises, and will not commit or suffer to be committed any nuisance upon said Premises or act which may disturb the quiet enjoyment of others.

17.                                 Prohibited Conduct.  Lessee will not conduct or permit to be conducted any auction and/or sale by auction on the Premises or any fire sale or bankruptcy sale.

18.           Signs and Advertising.  Lessee will not, without the prior written approval of Lessor, display, erect, install, paint or place any sign, logo, emblem, or other advertisement whatsoever in, on or about the exterior of the Premises.  Lessor acknowledges that the signage on the Premises on the date of this Lease is approved by Lessor.

19.           Liens and Encumbrances.  Lessee will not commit or suffer any act or neglect whereby said Premises or any improvements thereon, or the estate of Lessee or the Lessor therein, shall at any time during said term become subject to any attachment, judgment, lien, charge or encumbrance whatsoever, and will indemnify and hold the Lessor harmless from all loss, costs and expense, including attorneys’ fees, with respect thereto.

20.           Hazardous Materials.

a.             Use of Hazardous Materials.  Except as provided herein, Lessee shall not cause any Hazardous Material to be brought upon, kept or used in or about the Premises by Lessee in violation of Hazardous Materials Laws.  Lessee may use and store on the Premises such items as may be classified as Hazardous Materials but which are typically used in golf course operations (e.g. fertilizers, pesticides, herbicides, machinery lubricants, cleaning and maintenance supplies) provided that the same are used, kept, stored and disposed of in full compliance with all applicable Hazardous Materials Laws.  If Lessee breaches the obligations stated in the preceding sentences, or if the presence of Hazardous Material on the Premises caused by Lessee results in contamination of the Premises in violation of Hazardous Materials Laws, then Lessee shall indemnify, defend and hold Lessor harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, and sums paid in settlement of claims, attorneys’ fees, consultation fees and expert fees) which arise during or after the Lease term as a result of such contamination.  This indemnification of Lessor by Lessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of a release of Hazardous Material by Lessee during the Term.  Without limiting the foregoing, with respect to any Hazardous Material on the Premises released by Lessee during the Term which results in any contamination of the Premises in violation of Hazardous Materials Laws, Lessee shall promptly take all actions at its sole expense as are necessary comply with Hazardous Materials Laws.  The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

b.             Definitions.  As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste, including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) or as defined in the Hawaii Hazardous Waste Law (Haw. Rev. Stat. Chapter 342J) and amendments thereto, or such substances, materials and wastes that are or become regulated under any applicable local, state or federal law.

c.             Disclosure.  Upon Lessor’s written request, Lessee shall disclose to Lessor the names and amounts of all Hazardous Material, or any combination thereof, which were stored, used or disposed of or on the Premises, or which Lessee intends to store, use or dispose of or on the Premises in the future.

d.             Inspection.  Lessor and its agents shall have the right, but not the duty, to inspect the Premises during normal business hours following 48 hours’ prior written notice to determine whether Lessee is complying with the provisions of this paragraph 17.  If Lessee is not in compliance with the provisions of this paragraph 17, Lessor shall have the right to immediately enter upon the Premises to remedy any contamination caused by Lessee’s failure to comply notwithstanding any other provision of this Lease.  Lessor shall use reasonable efforts to minimize interference with Lessee’s business but shall not be liable for any interference caused thereby.

e.             Reports.  To the extent Lessee is required to file any reports with the United States Environmental Protection Agency or any other federal, state, city or county agency having jurisdiction over Hazardous Material, Lessee shall concurrently provide Lessor a copy of such report.

21.           Compliance With Disability Access Laws.  Except as otherwise set forth herein, Lessee hereby covenants and agrees with Lessor that Lessee shall at all times during the term of this Lease comply with any and all governmental regulation of the Premises regarding access of disabled persons, including without limitation, Titles III and V of the Americans with Disabilities Act of 1990, 42 U.S.C. Sec. 12101 et seq. or any other similar federal, state or local laws or ordinances and the regulations promulgated thereunder (collectively, the “Disability Access Laws”); provided, however, the costs of any such compliance, if required as a result of any changes to the, or new, Disability Access Laws after the Effective Date, will be the sole responsibility of Lessor.  Unless any such failure is the result of Lessor failing to pay for the cost of any Landlord Work related to the compliance with Disability Access Laws (in which case the indemnity contained herein will be of Lessee by Lessor), Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims and demands for loss or damage, including claims for discrimination, personal injury, monetary damage or injunctive relief arising out of or in connection with any failure or alleged failure of the Premises to comply with the Disability Access Laws, and, unless caused by the failure of Lessor to pay for Lessor’s Work, Lessee shall reimburse Lessor for all costs and expense, including reasonable attorneys’ and other professional or consultants’ fees, paid or incurred by Lessor in connection with the defense of any such claims including, but not limited to, all costs for research regarding settlement or other preventive measures which Lessor may take prior to the filing of such action or to attempt to prevent the filing of such an action.

22.           Repairs and Upkeep by Lessee.  Lessee shall at all times during the term hereof and at its own expense, keep the Premises in good order, condition and repair, reasonable wear and tear damage and destruction and Lessor Work excepted, including such repairs, and alterations as may be required by fire insurance companies, by law, ordinance or regulation of any public authority relating to the use or occupancy of the Premises or otherwise.  Lessee shall, if deemed necessary by Lessor, repaint the exterior of the buildings and improvements in the Premises once during each three (3) years during the term of this Lease within ninety (90) days after Lessor’s notice to Lessee to do so.  Lessee will, at its own expense, replace plate glass and other glass in the Premises which may become damaged or broken.  If Lessee fails to commence repairs required by the terms hereof to be made by it within ten (10) days after written notice from Lessor of the necessity therefor and specifying the nature thereof, and if Lessee thereafter fails to prosecute such work diligently to completion, then Lessor shall have the right to make or complete and pay for such repairs and bill Lessee for the cost thereof or to terminate this Lease for breach of covenant in the event Lessor makes such repairs but Lessee does not pay Lessor pursuant to paragraph 22 herein.  Lessor shall have the right to enter upon the Premises at times reasonably established by Lessor and Lessee for the purpose of making such repairs and to erect any necessary scaffolding or barricades.  Failure on the part of Lessor to make repairs or alterations as herein provided shall in no event constitute a breach of this Lease.  That Lessee will keep the Premises, including any loading or service areas, in a clean, orderly and sanitary condition and free from obstructions, insects, rodents, vermin and other pests, and shall store all trash and refuse within the Premises or in areas designated therefor by Lessor and share in the cost of having the same picked up regularly.

23.           Right of Access.  Lessor shall have access at all reasonable times to the Premises and each and every part thereof for purposes of inspecting same; making repairs (if Lessor elects to undertake any repairs due to Lessee’s failure to do so), and Lessor shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction of Lessee in whole or in part, without the lease rental and other fees and charges abating and without any liability to Lessee or any loss or interruption of business of Lessee or any loss of occupation or quiet enjoyment of the Premises occasioned thereby; posting such notices as it may deem necessary for its protection or for protection of the Premises; and for the purpose of showing same to prospective tenants, purchasers, mortgagees, and/or others.

24.           Expenditures by Lessor on Behalf of Lessee.  If Lessor shall make any expenditure or incur any liability which Lessee is required to make or pay under this Lease, the amount thereof shall be added to and deemed a part of the next succeeding payment of rent thereafter falling due, and said amount shall bear interest at the rate provided in paragraph 39 hereinbelow from the date paid by Lessor until repaid by Lessee.  Lessor may, at its option and at any time, terminate this Lease for failure on the part of Lessee to pay such amounts within thirty (30) days of written notice when due.

25.           Indemnity.  Lessee, as a material part of the consideration to Lessor for this Lease, will and does hereby assume all risk of bodily injury, wrongful death and/or property damage, business interruption or economic loss occasioned by any accident, fire or nuisance made or suffered by Lessee or its officers, directors, agents, employees, contractors, invitees, customers, sublessees and licensees (herein collectively called “Lessee’s Affiliates”) in the Premises or resulting from any failure on the part of Lessee to maintain the Premises in a safe condition, and Lessee hereby waives on its own behalf, and on behalf of Lessee’s Affiliates, all claims in respect thereof against Lessor and Lessor’s shareholders, employees, agents, licensees, contractors and invitees (herein collectively called “Lessor’s Affiliates”) except claims arising from the acts or omissions of Lessor or Lessor’s Affiliates, and acknowledges that this assumption of risk by Lessee has been bargained for in determining rent and other obligations of Lessee under this Lease.  Lessee hereby agrees to indemnify and save harmless Lessor and Lessor’s Affiliates from and against any and all claims for bodily injury, wrongful death and/or property damage, business interruption and economic loss by any person (including without limiting the generality of said term, Lessee’s Affiliates and Lessor’s Affiliates) arising out of, caused by, occasioned by or resulting from any accident, fire or nuisance in the Premises or Lessee’s failure to maintain the Premises in accordance with this Agreement, except where such injury, death or loss is caused by the acts or omissions of Lessor or Lessor’s Affiliates.  Lessee further agrees to indemnify and save harmless Lessor, and Lessor’s Affiliates, from and against any and all liability, loss, costs, charges, fines, penalties, obligations or expenses of whatsoever nature in connection with any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from the conduct or management of any work or thing whatsoever done by Lessee or Lessee’s Affiliates in or about the Premises during the Term, or from any transactions of Lessee concerning the Premises, and will further indemnify and save Lessor and Lessor’s Affiliates harmless from any and all claims arising from any breach or default on the part of Lessee in the performance of any covenant or agreement on the part of Lessee to be performed pursuant to the terms of this Lease, or arising from any act on the part of Lessee or Lessee’s Affiliates, and shall reimburse Lessor and Lessor’s Affiliates for all costs, reasonable attorneys’ fees, expenses and liabilities incurred in connection with any such claim or any action or proceeding brought thereon.  Lessee further agrees that in case of any claim, demand, proceeding, action or cause of action, threatened or actual, against Lessor or Lessor’s Affiliates resulting from the matters for which Lessee indemnifies Lessor hereunder, Lessee, upon the written request of Lessor or any of Lessor’s Affiliates, shall defend Lessor and Lessor’s Affiliates at Lessee’s expense by counsel reasonably satisfactory to Lessor or Lessor’s Affiliates, as the case may be.  If Lessor or any of Lessor’s Affiliates does not request such defense or Lessee does not provide such defense, then Lessee will reimburse Lessor and Lessor’s Affiliates as aforesaid, and agrees to cooperate with Lessor and Lessor’s Affiliates in such defense, including, but not limited to, providing of affidavits and testimony upon request of Lessor or Lessor’s Affiliates.

26.           Assumption of Risk by Lessee.  Lessee, as a material part of the consideration to Lessor for this Lease, will and hereby does assume all risk of loss or damage to Lessee’s personal property, machinery, equipment, fixtures, supplies, merchandise, and other personal property, by whomsoever owned, stored or placed in, upon or about the Premises, and does hereby agree that Lessor shall not be responsible for loss or damage to any such property, unless caused by the willful act or gross neglect of Lessor or Lessor’s Affiliates, and Lessee waives all claims in respect thereof and acknowledges that this assumption of risk by Lessee has been bargained for in determining rent and other obligations of Lessee under this Lease.  Without prejudice to the generality of the foregoing, Lessor shall not be liable for loss or damage to any property entrusted to Lessor or Lessor’s Affiliates nor for loss or damage to any property at any time stored or kept in the Premises, either from rain or from any other water which may leak, issue or flow from any part thereof, or from the pipes or plumbing of the same or from any other place or quarter, nor for any loss or damage to property in the Premises caused by theft, or by accident involving escalators, or for damage or any character.

27.           Property Insurance.

a.             In General.  Lessee shall at its own expense and at all times during the term keep all buildings, improvements, fixtures, and personal property by whomsoever installed or constructed, now existing or hereafter erected on the Premises, insured against (i) all of the risks covered by a standard ISO Commercial Property Special Causes of Loss Form written on a replacement cost basis, without deduction for depreciation, with an agreed value endorsement, (ii) a “difference in conditions” policy providing coverage limits for risk of loss by earthquake of $25,000,000 and flood of $20,000,000, (iii) such other hazards or risks which a prudent businessman would insure against, including plate glass insurance and business interruption insurance in an amount sufficient to insure payment of rent, real property taxes and assessments, insurance and other fixed costs for not less than twelve (12) months during any interruption of Lessee’s business on the Premises from any risk covered under (i) and (ii) above, and (iv) in time of war against war damage, if available at reasonable cost.  This coverage shall be in an amount equal to the full replacement cost of such buildings, improvements, fixtures and personal property and shall not have deductibles in excess of $250,000 AOP and flood, 2% wind, and 5% earthquake.  Lessee hereby waives any and all rights of subrogation which it may have against Lessor and any insurance carrier of Lessor.  Such insurance shall contain a standard mortgagee clause which shall provide that any reference to a mortgagee in such policy shall mean and include all holders of mortgages of any interests in the Premises, in their respective order and preference as provided in their respective mortgages; provide that such insurance as to the interest of any mortgagee shall not be invalidated by any act or neglect of Lessor, Lessee or any person claiming by, through, or under any of them; and contain a waiver of any provision invalidating such mortgagee clause by reason of the failure of any mortgagee or Lessor, Lessee, or any person claiming by, through, or under any of them to notify the insurer of any hazardous use or vacancy, any requirement that any mortgagee pay any premium thereon, or any contribution clause.

b.             Use of Insurance Proceeds.  In case the buildings, improvements or fixtures required to be insured in subparagraph 27.a above or any part thereof shall be destroyed or damaged by fire or such other casualty required to be insured against, then and as often as the same shall happen, all proceeds of such insurance, including the interest therein of Lessor and the interest therein of Lessee shall be made available for and used with all reasonable dispatch by Lessee in rebuilding, repairing, replacing or otherwise reinstating the buildings, improvements or fixtures so destroyed or damaged in a good and substantial manner according to the plan and elevation thereof or according to such modified plan for the same or substitute buildings, improvements or fixtures as shall be approved in writing by the Lessor in accordance with paragraphs 12 and 13 above.  If the available insurance proceeds shall be insufficient for rebuilding, repairing, replacing or otherwise reinstating such buildings, improvements or fixtures in the manner provided in this paragraph above, then Lessor shall provide the balance of all funds required to completely rebuild, repair, replace or otherwise reinstate such buildings, improvements or fixtures; provided, however, that Lessee shall be responsible for any deductible amounts or self-insured retentions and if Lessee fails to carry the types and amounts of insurance required by Section 27(a), then Lessee shall be responsible for any shortfall.

28.           Liability Insurance.

a.             In General.  Lessee shall maintain at its own expense during the term a policy or policies of “commercial general liability” insurance on an “occurrence” basis including coverage for bodily injury and property damage, personal injury and medical payments, naming Lessor as an additional insured thereunder, with limits not less than those set forth in subparagraph 28.b below.  The commercial general liability insurance shall specifically cover blanket contractual liability, fire damage legal liability, host liquor liability if liquor will be sold, serviced or manufactured on the Premises, personal and advertising liability, medical payments, premises and operations liability and products/completed operations liability.  Lessee shall periodically, but not less frequently than annually, reevaluate the scope of the risks covered and the liability limits of such insurance policies and, if necessary, increase such coverage or liability limits in order to provide coverage of risks and liability limits which a prudent businessman would provide under similar circumstances.  Lessee shall also increase the liability limits or the scope of the risks covered by such insurance policies to such higher levels or such broader scope of risks as Lessor may from time to time reasonably specify.

b.             Coverage Amounts.

Minimum Liability Coverage Amounts:

(i)	$ 5,000,000 Each Occurrence

(ii)	$ 5,000,000 General Aggregate

(iii)	$ 5,000,000 Products & Completed Operations Aggregate

(iv)	$ 5,000,000 Personal and Advertising Injury

(v)	$ 1,000,000 Fire Damage (any one fire)

(vi)	$ 10,000,000 Umbrella Coverage

(vii)	$ 10,000,000 Excess Coverage

29.           Worker’s Compensation and Employer’s Liability Insurance.  Lessee shall maintain at is own expense during the term of this Lease a policy or policies of “worker’s compensation” insurance with minimum limits as required by Hawaii Revised Statutes Title 21, Labor and Industrial Relations, and the rules and regulations promulgated thereunder, and a policy or policies of “employer’s liability” insurance with per accident and per disease limits not less than $5,000,000.00.  Both policies shall be in form and with coverages satisfactory to and approved by Lessor.  Lessee shall increase the liability limits or the scope of the risks covered by such insurance policies to such higher levels or such broader scope of risks as Lessor may from time to time reasonably specify.

30.           Auto Liability Insurance.  Lessee shall maintain at is own expense during the term of this Lease a policy or policies of “commercial auto liability” insurance naming Lessor as an additional insured thereunder, in form and with coverage satisfactory to and approved by Lessor, with a combined single limit for bodily injury and property damage not less than $5,000,000.00.  The foregoing coverage may be placed through a combination of primary, umbrella and excess coverages.  The automobile liability insurance shall specifically cover all automobiles and other vehicles used by Lessee in connection with its operations at the Premises, whether owned or non-owned, leased, rented, borrowed or hired.

31.           General Insurance Requirements.

a.             Each policy of commercial property insurance and general liability insurance required in paragraphs 27 and 28 above shall:

(1)           name Lessor as an additional insured and provide that the liability of the insurer thereunder shall not be affected by, and that the insurer shall not claim, any right of set-off, counterclaim, apportionment, proration, or contribution by reason of, any other insurance obtained by or for Lessor, Lessee, or any person claiming by, through, or under any of them;

(2)           contain no provision relieving the insurer from liability for loss occurring while the hazard to buildings and personal property is increased, whether or not within the knowledge or control of, or because of any breach of warranty or condition or any other act or neglect by Lessor, Lessee, or any person claiming by, through, or under any of them;

(3)           be specifically endorsed to provide that such policy may not be cancelled except upon the insurer giving at least thirty (30) days’ prior written notice thereof to Lessor, Lessee, and every mortgagee and other person having an interest in the Premises who has requested such notice of the insurer;

(4)           be written by an insurance company rated A or better, Class size IX or better, by the Best’s Key Rating Guide, based upon the rating system in effect on the date this Lease is signed, and in form and with coverage satisfactory to and approved in writing by Lessor.  In the event that Best’s changes its rating system or ceases to provide ratings at some later date, then such insurance company shall have a rating from Best (or some other comparable rating service if Best’s ceases to provide ratings) comparable to the “A or better, Class IX or better” requirement of the immediately preceding sentence; and

(5)           be specifically endorsed to provide that they are primary policies, not contributing with and not in excess of any coverage that Lessor may carry, notwithstanding anything to the contrary contained in any policies obtained by Lessor.

b.             A certificate of insurance listing all of the required coverages should be issued for Lessee.

32.           Assignment and Subletting.  Lessee will not sublet the whole or any part of said Premises or grant any concession therein, or part with possession of the whole or any part of the Premises, or assign this Lease or any interest therein (nor may this Lease be assigned by operation of law) or hypothecate, mortgage or in any way create any lien on this Lease or the Premises or any interest therein without the consent in writing of Lessor first being obtained, and any such attempt without the prior consent in writing of Lessor shall be void for all purposes and Lessor shall then have the right and option to terminate this Lease as hereinafter provided.  Lessor may grant or withhold its consent in its sole discretion for any reason. It is further agreed that any consent given to any assignment, hypothecation, transfer of this Lease or parting of possession, or to any sublease of said Premises or a portion thereof, shall not be construed as a consent to any other further assignment, hypothecation, transfer, parting of possession or subletting or as a waiver of Lessor’s right to object to any assignment, hypothecation, transfer parting of possession, or sublease to which Lessor’s consent in writing has not been obtained.  It is further agreed that Lessee will remain liable in the event of any assignment, mortgage or sublease for the payment of the rental hereunder and for the observance and performance of all the terms, covenants and conditions herein contained and on the part of Lessee to be observed and performed.  Any change in the present ownership or control of Lessee’s business, directly or indirectly, whether as a result of any sale of assets, transfer of stock, merger, consolidation or otherwise, shall be deemed an assignment within the meaning of this provision; provided however, and notwithstanding anything to the contrary contained herein, no sale of assets, transfer of stock, merger or consolidation by Guarantor shall constitute an assignment hereunder.

33.           Transfer of Control.  It is understood and agreed that Lessor must at all times be satisfied with the operator of the Premises from the standpoint of said operator’s experience, management ability and/or financial capacity, and that upon any merger or transfer of stock, directly or indirectly, involving a change in control of either of Lessee, Lessor shall have the right and option to terminate this Lease.

34.           Subordination.  Lessee hereby subordinates its rights hereunder to any encumbrances shown on Exhibit A and to the lien of any mortgage or mortgages now or hereafter arranged by Lessor, to any bank, insurance company or other lending institution, against the land and improvements of which the Premises are a part and/or upon any buildings now on or hereafter placed upon said land, for all loans or advances made or hereafter to be made upon said security, provided in every case the mortgagee or mortgagees named in said mortgage or mortgages shall agree in a written instrument acceptable to Lessee to recognize this Lease in the event of foreclosure by judicial proceedings or otherwise, if Lessee is not then in default beyond applicable cure periods.  Lessee hereby agrees to execute any instruments on a commercially reasonable form necessary or expedient to carry out the foregoing.

35.           Default and Remedies.  If Lessee shall fail to pay said rent or any part thereof or any other monies which under the provisions of the Lease Lessee shall be obligated to pay, on or before the dates the same have become due and payable, no notice being required, demand made, or forfeiture declared, and such non-payment shall continue for ten (10) days, or fail in any other respect faithfully to observe or perform any condition or covenant in this Lease contained and on Lessee’s part to be observed and performed, including Lessee’s failure to achieve the Golf Course Standard set forth in paragraph 8.a above or to submit the annual operational plans described in paragraph 9.a above for Lessor’s approval, and any such failure shall continue for thirty (30) days following written notice from the Lessor to Lessee (or such longer time as is reasonably necessary so long as Lessee has commenced and is diligently prosecuting the cure); or if Lessee shall become insolvent or be adjudicated bankrupt; or shall make any general arrangement or assignment for the benefit of creditors or shall seek protection under any bankruptcy laws; or permit a lien to attach to the premises; or abandon the Premises; or suffer this Lease or any estate or interest hereunder to be taken under any mesne process or any writ of execution; or any other judicial order,  and any such event is not dismissed and cured with sixty (60) days, then and in any such event:

a.             Right of Re-Entry; Termination.  The Lessor may at once enter into and upon the Premises or any part thereof in the name of whole, and upon or without such entry at Lessor’s option terminate this Lease, without service of notice of legal process, and thereupon take possession of the Premises and all improvements thereon, and thereby become wholly vested with all right, title and interest of Lessee therein and may expel and remove from said Premises Lessee and/or those claiming under it, and their effects, all without service of notice or resort to any legal process and without being deemed guilty of any trespass or becoming liable for any loss or damage which may be occasioned thereby, and without prejudice to any other remedy or right of action which the Lessor may have for collection of arrears of rent for other or preceding breach of covenant by Lessee.  If this Lease or any short form thereof is recorded or filed of record in Hawaii, termination may be made effective by Lessor by mailing a written notice to Lessee or such termination and recording or filing an affidavit thereof.

b.             Summary Possession.  Whether or not Lessor shall have taken any action above permitted, Lessor may bring an action for summary possession in case of such default, and in any such action, service of prior notice or demand is hereby expressly waived.  Lessor may, at its option, assert its claim for unpaid rent in such action or may institute a separate action for the recovery of rent.

c.             Removal of Persons or Property.  In the event of such resumption of possession under this Lease, whether by summary proceedings or by any other means, Lessor, or any receiver appointed by a court having jurisdiction, may dispossess and remove all persons and property from the Premises, and any property so removed may be stored in any public warehouse or elsewhere at the cost of and for the account of Lessee, and Lessor shall not be responsible for the care or safekeeping thereof, and Lessee hereby waives any and all loss, destruction, and/or damages or injury which may be occasioned in the exercise of any of the aforesaid acts.

d.             Damages, Attorneys’ Fees and Costs.  Lessor may recover from Lessee all damages, reasonable attorneys’ fees and costs which may have been incurred by

Lessor as a result of any default of Lessee hereunder, including the expense of recovering possession.

e.             Right to Re-let.  Should Lessor elect to reenter for Lessee’s default, as provided hereinabove, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may, from time to time without terminating this Lease, and re-let said Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Lessor in its sole discretion may deem advisable; upon each such re letting all rental received by Lessor from such re-letting shall be applied, first, to the payment of any indebtedness other than rent due hereunder from Lessee to Lessor; second, to the payment of any costs and expenses of such re-letting; third, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied in payment of future rent as the same may become due and payable hereunder.  If such rentals received from such re-letting during any month be less than that to be paid during that month by Lessee hereunder, Lessee shall pay any such deficiency to Lessor. Such deficiency shall be calculated and paid monthly. Termination may, but need not necessarily, be made effective by the giving of written notice to Lessee of intention to end the term of this Lease, specifying a day not earlier than three (3) days thereafter, and upon the giving of such notice, the term of this Lease and all right, title and interest of Lessee hereunder shall expire as fully and completely on the day so specified as if that day were the date herein specifically fixed for the expiration of the term.  No re-entry or taking possession of said Premises by Lessor shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Lessee or unless the termination thereof be decreed by a court of competent jurisdiction.  Notwithstanding any such re-letting without termination, Lessor may at any time thereafter elect to terminate this Lease for such previous default.  Should Lessor at any time terminate this Lease for Lessee’s default, in addition to any other remedies it may have, Lessor may recover from Lessee all damages it may incur by reason of such default, including the cost of recovering possession of the Premises, reasonable attorneys’ fees, delinquent rent and other charges due through the date of termination and the discounted present value (computed at 8%) at the time of such termination of the rent and charges reserved in this Lease for the remainder of the stated term, all of which amounts shall be immediately due and payable from Lessee to Lessor.

36.           Remedies Cumulative.  The various rights, options, elections and remedies of Lessor contained in the Lease shall be construed as cumulative and no one of them as exclusive of any of the other, or of any right or priority allowed by law.

37.           Waiver of Breach.  The waiver by the Lessor of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or of any other terms, covenant or condition herein contained; that the acceptance of rent by the Lessor shall not be deemed to be a waiver of any of the terms, covenants or conditions of this Lease, or of the remedies of Lessor herein (including the remedy of forfeiture of this Lease); that no term, covenant, condition or remedy herein shall be deemed to be waived by Lessor unless such waiver be in writing by Lessor.

38.           Attorneys Fees.  If either party hereto institutes any action or proceeding in court to enforce any provision hereof or for damages or other relief by reason of any alleged breach of any provision hereof, the prevailing party shall be entitled to receive from the losing party all costs, including reasonable attorneys’ fees.  If any litigation or legal expense incurred by either party hereto in connection with any litigation commenced by or against the other party

(other than condemnation proceedings) in which it shall without fault be made by a party, then it will be entitled to recover against the opposite party all of its costs including reasonable attorneys’ fees.

39.           Delinquent Payments.  If any payment or payments called for under this Lease is not paid on the date due, Lessor shall have the right, without waiving any breach or default by Lessee or any of its other rights herein, to demand and receive the unpaid sum together with the interest accrued thereon from the date of delinquency at the rate of one percent (1%) per month until paid.

40.           No Accord And Satisfaction.  No payment by Lessee or receipt by Lessor of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of rents due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of rent be deemed and accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s rights to recover the balance of such rent or other amount or pursue any other remedy in this Lease.  In the event that the rent or any other monies which are due hereunder by Lessee are delinquent, Lessor may, upon the receipt of any payments, apply them to any account or period it shall determine in its discretion.

41.           Damage to Premises.  If there is a partial “material” or total destruction of the Premises and Lessor, in its sole discretion, elects not to rebuild or repair the same, this Lease shall terminate as of the date of such destruction upon written notice from Lessor to Lessee of Lessor’s determination not to rebuild or repair, such notice to be given within thirty (30) days of the date of such destruction.  In the event of such termination, Lessee shall forthwith surrender the Premises and shall be relieved of all liability for any further rental and Lessor shall refund any unearned rent paid in advance by Lessee and shall be thereby released from any obligation or duty to Lessee.  Lessee hereby waives any and all claims for damage and shall not be entitled to any damages for any loss occasioned by any such injury to or destruction of said Premises or any of Lessee’s property.  As used herein, “material” partial destruction will mean destruction to a portion of the Premises which will, in the reasonable opinion of the parties, require 12 months or more to substantially complete the repair.

42.           Condemnation.  In the event the whole or any portion of the Premises shall be taken or condemned by any duly constituted authority or any condemnation suit is instituted, Lessee will peaceably surrender and deliver up to Lessor possession of the portion of the Premises so taken or condemned and Rent shall be appropriately abated.  In the event of a condemnation of a nonmaterial part of the Premises, such partial condemnation shall not annul or void this Lease.  In the event of a condemnation of such part or such form, shape or reduced area as to render the Premises not effectively usable for the purpose for which the property is demised, or in the event of a condemnation of all of said Premises, this Lease shall terminate as of the date when the condemning authority has become entitled to, and does take actual possession of the property condemned.  In the event of any condemnation, it is understood and agreed that the Lessor shall be entitled to, and shall receive and retain, any award made as compensation for or in respect of the land, buildings, improvements and fixtures actually taken and also any award for or in respect of damages sustained to the land or portion of the buildings or other improvements and fixtures not taken by reason of the severance there from of the land and/or portion of building actually taken.

43.           Surrender Upon Termination.  At the expiration of the term or any extension thereof or any sooner termination of this Lease, Lessee shall quietly quit and surrender the Premises to Lessor, without notice of any kind, notice being expressly waived, together with all improvements upon the Premises or belonging to Lessor, by whomsoever made, in good repair, order and condition, except for reasonable wear and tear.  Lessee’s obligation to observe and perform this covenant shall survive the expiration or sooner termination of Lessee’s rights hereunder.

44.           Holding Over of Premises.  If upon termination of the Lease as herein provided, Lessee withholds possession of the Premises from Lessor from and after the date of such termination, the Lessor shall be entitled to monthly rent equal to 125% of the monthly rent specified in paragraph 4 of this Lease.  The provisions herein concerning Lessee’s increased liability in the event of wrongful withholding of the Premises from the Lessor shall not be deemed to be a waiver of any breach by Lessee of any covenant herein contained or of any of Lessor’s rights herein, and shall not prejudice any other remedy or right of action which the Lessor may have for collection of arrears of rent or for other or preceding breach of covenant by Lessee.  Any holding over after the expiration of the said term, or any extension or renewal thereof, with the written consent of the Lessor, shall be construed to be a tenancy from month to month only, and shall otherwise be on the same terms and conditions herein specified, so far as applicable.

45.           Lessor’s Right to Assign and Transfer Security.  Lessor may, without consent of Lessee, sell, assign, mortgage, transfer or hypothecate all of its right, title and interest in this Lease, in the improvements constructed on the property demised hereunder, or its interest in the property of which said Premises is a portion, to the extent of its right, title, and interest therein.  In the event Lessor proposes to sell, assign, mortgage, transfer or hypothecate all or any portion of Lessor’s right, title or interest in this Lease and the prospective purchaser, assignee, mortgagee or other financial source requires verification of Lessee’s financial condition on the income and expense of Lessee’s obligations on the Premises, Lessee will furnish to Lessor, upon request, any and all financial statements or records reasonably necessary to verify such financial condition and income and expense.

46.           Lessor’s Failure to Perform.  Lessor shall not be deemed to be in default in the performance of any obligation required by it under this Lease unless and until it has failed to perform such obligation within thirty (30) days after written notice by Lessee to Lessor, specifying wherein Lessor has failed to perform such obligation; provided that if the nature of Lessor’s obligation is such that more than thirty (30) days are required for its performance, Lessor shall not be in default if Lessor commences to cure the default within such thirty (30) day period and thereafter diligently prosecutes the same to completion.  If Lessor fails to cure any such default within the time periods so specified, Lessee may perform them on Lessor’s behalf and deduct the cost therefore from Rent and Additional Rent due hereunder.

47.           Time of Essence.  Time and exact performance are of the essence of this Lease and all parts and paragraphs thereof.

48.           Force Majeure.  In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equivalent to the period of such delay.  It is understood, however, that this provision shall not operate to excuse Lessee from the prompt payment of rents or any other payments required by the terms of the Lease.

49.           Notices.  Any notice from either party to the other shall be in writing and shall be given by delivering the same to such other party or by mailing the same by United States certified mail in an envelope with sufficient postage prepaid thereon addressed to such party at the addresses shown on page 1 of this Lease.  For the purpose of this paragraph, either party may change its address by notice to the other.

50.           Waiver of Jury Trial and Counterclaims.  Lessor and Lessee hereby waive trial by jury in any action or proceeding brought by either of the parties hereto against the other party on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of landlord and tenant, Lessee’s use or occupancy of the Premises, and/or any claim of injury or damage.  To facilitate the resolution of questions of possession, if Lessor commences any proceedings for summary possession, if for nonpayment of rent or for any other cause, Lessee will not interpose any counterclaim of whatever nature or description in any such proceedings.  Lessee shall have the right to assert such claims in a separate action or actions brought by Lessee.

51.           All Agreements are Contained Herein; No Party Deemed Drafter.  This Lease contains all of the terms, covenants, conditions, stipulations, agreements and provisions agreed upon between the parties hereto in relation to the Premises and this Lease supersedes and cancels each and every other agreement, promise and/or negotiation between the parties with reference to the Premises.  Lessor and Lessee agree that neither party shall be deemed to be the drafter of this Lease and in the event this Lease is ever construed by a court of law, such court shall not construe this Lease against either party as the drafter of this Lease.

52.           No Increase of Lessee’s Estate.  Lessee hereby waives and relinquishes any and all rights given to a lessee under Chapter 516 of the Hawaii Revised Statues (1968), as amended from time to time, or any similar law which may be enacted at any time during the term giving Lessor the right to expand Lessee’s leasehold estate under this Lease, which Lessee would not have under the terms of this Lease in the absence of such chapter or such law, it being understood and agreed by and between Lessor and Lessee that the provisions of such chapter or such law shall not apply to this Lease.  Any attempt by Lessee or any person claiming by or through Lessee to expand its estate under this Lease pursuant to such chapter or such law shall be a breach of this Lease.

53.           Recordation.  This Lease shall not be recorded by Lessor or Lessee.  At the request of either party, a short form memorandum of this Lease sufficient to give notice of the leasehold estate hereby created shall be recorded in the Bureau of Conveyances of the State of Hawaii.  Lessor shall prepare the short form memorandum of the Lease and Lessee shall execute and deliver the same to Lessor within seven (7) days of tender thereof by Lessor.

54.           Headings.  The paragraph headings are inserted merely for convenience and are not to be construed as part of this Lease or in any way affecting it.

55.           Severability.  If any provision of this Lease shall be found or held to be illegal, such illegality shall not affect the remainder of this Lease, which shall remain in full force and effect.

56.           Definitions.  Words in the singular or plural signify both the plural and singular; the use of any gender shall include all genders; and each of the terms “or” and “and” has the meaning of the other or both where the subject matters, sense and context require such construction.

57.           Matters Upon Lease Termination.

a.             Certain Prorations.

(i)            Lease Termination Prorations.  All real property taxes and utility charges for the Premises shall be prorated for periods prior to the Commencement Date and following the Termination Date based on the actual number of days in the respective billing periods when such dates occur and the actual number of days elapsed.  On the Termination Date, Lessee shall deliver to Lessor cash in the amount of all deposits received by Lessee for the use of the Premises for periods following the Termination Date.  Lessee shall reimburse Lessor each month for any gift cards issued by MLP, Kapalua Land Company, Ltd. or Lessee at any time prior to termination of the Lease (including prior to commencement of the Lease) and accepted for redemption by Lessor within fifteen (15) days following the last day of the month in which such gift certificate is accepted for redemption by Lessor.  Any payments received by Lessor each month with respect to the use of the Premises for periods following the Commencement Date and prior to the Termination Date shall be paid by Lessor to Lessee within fifteen (15) days following the last day of the month in which the payment is received; provided, however, that Lessor may offset from any such payments the outstanding amount of any gift certificates accepted for redemption by Lessor.

(ii)           Pro Shop Inventory.  Upon the termination of the Lease, the representatives of Lessor and Lessee shall prepare an inventory at the Golf Course (which inventory shall be binding on Lessor and Lessee) of (i) all of guests’ golf clubs and luggage checked or left in the care of the Golf Course by guests then or formerly at the Golf Course, (ii) parcels, laundry or other property of guests checked or left in the care of the Golf Course by guests then or formerly at the Golf Course, and (iii) all items contained in the Golf Course “lost and found”.  Lessor shall be responsible for all of such items listed in the inventory from and after the delivery of such items by Lessee to Lessor and shall indemnify, defend and hold Lessee harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by Lessee relating to the loss of or damage to such items listed in the inventory from and after their delivery to Lessor.  The provisions of this paragraph 57(a)(ii) shall survive termination of this Lease.

(iii)          Equipment Leases.  Upon the Termination Date, Lessor shall have the right, but not the obligation, to the extent assignable, to receive an assignment of Lessee’s rights under any of the equipment leases for golf course maintenance equipment, golf carts and related accessories and other personal property then subject to lease upon Lessor’s written agreement to assume Lessee’s obligations under such equipment leases after the Termination Date.  Lessee shall provide Lessor with complete copies of each such equipment lease not less than 60 days prior to the Termination Date and Lessor shall notify Lessee in writing not less than 30 days prior to the Termination Date which, if any, of the equipment leases Lessor shall assume on the Termination Date and Lessee shall, to the extent assignable, assign those leases to Lessor

b.             Revenues and Expenses.

(1)           All other revenues and expenses for the Golf Course shall be allocated between Lessor and Lessee as provided herein, effective as of the end of the day night audit process, but no later than 5:00 a.m. Hawaiian Time, on the Termination Date (the “Cutoff Time”), determined in accordance with sound accounting principles, consistently applied.  Except as otherwise expressly provided for in this Lease, Lessee shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the Cutoff Time, and Lessor shall be entitled to all revenue and be responsible for all expenses for the period of time from, after and including the Cutoff Time.

(2)           Lessor shall promptly pay and reimburse Lessee for the following:  (i) petty cash funds and house banks on hand at the Golf Course as of the Cutoff Time; (ii) guest ledger balance as of the Cutoff Time; (iii) unexpired portions of prepaid expenses for all contracts assumed by Lessor, if any, to include (but not limited to) deposits, dues and memberships, maintenance agreements, advertising contracts, licensing agreements and software support agreements; (iv) prepaid amounts of taxes and assessments; (v) prepaid amounts of city, county and state permit and license fees (if transferable) allocable to the period following the Cutoff Time and any deposits assumed by Lessor in connection with any such permits and licenses; (vi) for all contracts that are assumed by Landlord upon termination, security deposits paid by Lessee to outside vendors and suppliers to the Golf Course (provided such security deposits remain on deposit for the benefit of Lessor); and (vii) if and when received by Lessor, uncollected rents due from the Restaurant Lease, subleases and other occupancy agreements allocable to the period before the Cutoff Time.

c.             Reconciliation.  Except as otherwise provided herein, any revenue or expense amount that cannot be ascertained with certainty as of the Termination Date shall be prorated on the basis of the parties’ reasonable estimate of such amount, and shall be the subject of a final proration within ninety (90) days after Termination Date, or as soon thereafter as a precise amount can be ascertained.  Lessor shall promptly notify Seller when it becomes aware that any such actual amount has been ascertained.  Once all revenue and expense amounts have been ascertained, Lessor shall prepare a final proration statement which shall be subject to Lessee’s approval.  Upon Lessee’s acceptance and approval of any such final proration statement, such statement shall be conclusively deemed to be accurate and final and Lessee and Lessor shall each make any further adjustments required by such final proration statement.  Lessee shall be entitled to an accounting from Lessor with respect to any such revenue and expense amount, which is subject to allocation between Lessor and Lessee.

d.             Customer Relation Data.  At Lease termination, Lessee shall retain one (1) set of customer relationship management (CRM) data for the Golf Course.

e.             Pro-Shop Lease.  At Lease termination, provided such termination was not the result of an uncured breach or default of this Lease by Lessee, Lessor and Lessee shall execute the pro shop lease attached hereto as Exhibit C.

58.           Miscellaneous.  Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.  The laws of the State of Hawaii shall govern the validity, performance and enforcement of this Lease.  Any action under or related to this Lease shall be brought in a court of competent jurisdiction in the State of Hawaii.  The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

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IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease effective the day and year first above written.

TY MANAGEMENT CORPORATION, a
Hawaii corporation

By	/s/ Tadashi Yanai
Name: Tadashi Yanai
Title: President

Lessor

KAPALUA PLANTATION GOLF LLC

By	Maui Land & Pineapple Company, Inc.,
Its Sole Member

By	/s/ Robert I. Webber
Name: Robert I. Webber
Title: President & CEO

By	/s/ Ryan L. Churchill
Name: Ryan L. Churchill
Title: Senior Vice President
Lessee